Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of American Apparel, Inc. on Form S-8 File Nos. 333-163322 and 333-150293 of our report dated March 16, 2009, except for the restatement described in Note 20 (not presented herein) to the consolidated financial statements appearing under Item 8 of the Company’s 2008 Annual Report on Form 10-K/A filed on August 13, 2009, as to which the date is August 12, 2009, with respect to our audits of the consolidated financial statements and related consolidated financial statement schedule of American Apparel, Inc. as of December 31, 2008 and 2007 and for the years then ended appearing in this Annual Report on Form 10-K of American Apparel, Inc. for the year ended December 31, 2009.

/s/ Marcum LLP
Marcum LLP (Formerly Marcum & Kliegman LLP) New York, New York March 31, 2010